Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-3

(Form Type)

OUTSET MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	(2)	(3)	(3)	—	—
	Equity	Preferred Stock, par value $0.001 per share	Rule 457(o)	(2)	(3)	(3)	—	—
	Debt	Warrants	Rule 457(o)	(2)	(3)	(3)	—	—
	Other	Debt Securities	Rule 457(o)	(2)	(3)	(3)	—	—
	Other	Rights to purchase common stock, preferred stock, debt securities or units	Rule 457(o)	(2)	(3)	(3)
	Other	Units	Rule 457(o)	(2)	(3)	(3)	—	—
	Unallocated (Universal) Shelf	(2)	Rule 457(o)	$100,000,000.00	—	$100,000,000.00	0.00015310	$15,310.00(4)
	Equity (1)	Common Stock, par value $0.001 per share	Rule 457(c)	215,835,000	$0.79(5)	$170,509,650.00	0.00015310	$26,105.03

Fees Previously Paid	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—	—	—

	Total Offering Amounts					$270,509,650.00		$41,415.03

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$41,415.03

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by selling stockholders identified in the registration statement.

(2)

The amount to be registered consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, warrants, debt securities, units and/or rights to purchase common stock, preferred stock, debt securities or units. The securities registered hereunder also include such indeterminate amount of debt securities and shares of common stock and shares of preferred stock as may be issued upon conversion or exchange for any other debt securities or preferred stock that provide for conversion or exchange into other securities being registered hereunder. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(3)

The proposed maximum offering price per security and the proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(4)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of shares of the common stock of Outset Medical, Inc., as reported on the Nasdaq Global Select Market on February 10, 2025.